For Immediate Release

 November 1, 2006

GIBRALTAR ACQUIRES THE EXPANDED METAL COMPANY LTD. (EMCO)

UK-based Firm is One of the European Market Leaders in

Expanded Metal and Metal Mesh Products

BUFFALO, NEW YORK (November 1, 2006) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has acquired the stock of The Expanded Metal Company Limited and the stock of Sorst Streckmetall GmbH, which together are known as EMCO, a leading supplier of expanded metal mesh components and finished goods in key European markets.

Gibraltar acquired EMCO from Clifton House Acquisition Limited, a UK-based private equity firm. Terms of the acquisition were not announced. Gibraltar was represented in the transaction by Lincoln International LLC; McDermott Will & Emery LLP; and Lippes Mathias Wexler Friedman, LLP.

 EMCO – which manufactures large, small, and micromesh expanded metal products for the filtration, architectural, security fencing, electro-chemical, agricultural, leisure, building products, and automotive markets – operates manufacturing facilities in Hartlepool, England, and Hannover, Germany; and a warehouse/sales office in Poznan, Poland. EMCO serves customers in the United Kingdom, Germany, and elsewhere in Europe, China, and India. EMCO, which was formed in 1889, employs approximately 225 people and has annual sales of approximately $62 million (USD).

 “The EMCO acquisition gives Gibraltar a global leadership position in the rapidly growing expanded metal market,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer. “It expands our product offering, further diversifies our customer base and business mix, extends our reach in many new markets, and it is a perfect complement to our North America-based expanded metal operations. We expect this transaction will be immediately accretive to earnings, before any synergies.”

“EMCO continues to strengthen Gibraltar’s product portfolio, consistent with our goal of focusing our activities on niche markets where we have a leadership position. We see numerous synergies between EMCO’s European operations and our North American expanded metal activities. Our combined strength, benefiting from EMCO’s proprietary technology and product development activities, positions us to capture an even larger share of this growing market,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

Following completion of the acquisition, EMCO’s current management team will continue to run its day-to-day operations.

--more—

Gibraltar Acquires EMCO

Page Two

Gibraltar Industries is a leading manufacturer, processor, and distributor of primarily metals for the building, vehicular, and industrial markets. Gibraltar serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 3,600 employees and operates 77 facilities in 26 states, Canada, China, England, Germany, and Poland.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on Gibraltar’s results of operations; natural gas and electricity prices and usage; the ability to pass through cost increases to customers; changing demand for Gibraltar’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

--30--

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor

Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about Gibraltar, are available on the Internet, at http://www.gibraltar1.com

Endnotes